SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [X]

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[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12


                        WILLAMETTE INDUSTRIES, INC.

                          -----------------------

              (Name of Registrant as Specified in its Charter)
                          -----------------------

                            WEYERHAEUSER COMPANY

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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                                                   [Weyerhaeuser Company logo]

NEWS RELEASE

For Immediate Release

                WEYERHAEUSER RESPONDS TO WILLAMETTE'S STATEMENT


FEDERAL WAY, Wash., June 6, 2001 - Weyerhaeuser Company (NYSE: WY) gave the following statement in response to the assertion by Duane McDougall, president and CEO of Willamette Industries, Inc. (NYSE: WLL), on the outcome of the vote for nominees for the June 7th Annual Meeting of Willamette.

"The McDougall statement appears to be a clear violation of the SEC proxy guidelines. Based upon information available to Weyerhaeuser, we believe the McDougall statement to be incorrect. Given that virtually every independent industry and corporate governance expert has recommended a vote for the Weyerhaeuser nominees, we believe Mr. McDougall's statement could only be motivated by the desire to intentionally mislead the market."


IMPORTANT INFORMATION

Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $50.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, June 7, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2000, sales were $16 billion. It has offices or operations in 17 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.


Today's news release, along with other news about Weyerhaeuser, is available on the Internet at www.weyerhaeuser.com.

Weyerhaeuser contacts:

 ANALYSTS                                                    MEDIA
 Kathryn McAuley          Joele Frank / Jeremy Zweig         Bruce Amundson
 Weyerhaeuser             Joele Frank, Wilkinson             Weyerhaeuser
 (253) 924-2058           Brimmer Katcher                    (253) 924-3047
                          (212) 355-4449